FOR RELEASE Thursday, October 19, 2023

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces Third-Quarter 2023 Results; Reports Record Operational EBITDA; Updates Guidance

MCLEAN, Va. – October 19, 2023 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”), a leading provider of global voice and data satellite communications, today reported financial results for the third quarter of 2023 and updated its full-year 2023 outlook. Net loss was $1.6 million, or $0.01 per diluted share, for the third quarter of 2023, as compared to net income of $2.1 million, or $0.02 per diluted share, for the third quarter of 2022. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $121.3 million, as compared to $107.8 million for the prior-year period, representing a year-over-year increase of 12%. The net loss was primarily the result of costs incurred in connection with the successful refinancing of Iridium’s credit facility during the quarter, which extends the maturity to September 2030 and reduces the interest rate. These refinancing costs fully offset strong revenue growth in Iridium’s commercial service lines and an increase in engineering and support revenue.

Iridium reported third-quarter total revenue of $197.6 million, which consisted of $152.0 million of service revenue and $45.6 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 7% versus the comparable period of 2022, while service revenue grew 9% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the third quarter of 2023.

The Company ended the quarter with 2,236,000 total billable subscribers, which compares to 1,973,000 for the year-ago period and is up from 2,140,000 for the quarter ended June 30, 2023. Total billable subscribers grew 13% year-over-year, driven by growth in commercial IoT.

“Iridium continues to enjoy strong subscriber momentum and broad-based revenue growth across its commercial business lines, which drove record operational EBITDA,” said Matt Desch, CEO, Iridium. Desch added, “We are generating exceptional cash flow, which should continue well into the future as we projected at our recent Investor Day in September.”

Iridium Business Highlights

Service – Commercial
Commercial service remained the largest part of Iridium’s business, representing 63% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $125.5 million, up 12% from last year’s comparable period due to broad-based growth across all revenue lines.
•Commercial voice and data: Revenue was $56.2 million, up 12% from the year-ago period. Subscribers grew 2% from the year-ago period to 410,000. Average revenue per user (“ARPU”) was $46 during the third quarter, compared to $42 in the prior-year period, due to higher access fees.
•Commercial IoT data: Revenue was $38.5 million, up 14% from the year-ago period. Subscribers grew 18% from the year-ago period to 1,667,000 customers, driven by continued growth in consumer personal communications devices. ARPU was $7.90 in the third quarter, compared to $8.24 in last year’s comparable period. The decrease in ARPU resulted primarily from shifting mix of subscribers using lower ARPU plans, including personal communications subscribers.
•Commercial broadband: Revenue was $15.8 million, up 16% from $13.6 million in the year-ago period on subscriber growth and benefited from a customer arrangement which resulted in revenue recognition of approximately $1.5 million.
•Iridium’s commercial business ended the quarter with 2,094,000 billable subscribers, which compares to 1,828,000 for the prior-year quarter and is up from 1,999,000 for the quarter ended June 30, 2023. IoT data subscribers represented 80% of billable commercial subscribers at the end of the quarter, an increase from 77% at the end of the prior-year period.
•Hosted payload and other data service revenue remained consistent at $15.0 million in the third quarter compared to the year-ago period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.
Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Space Force. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue remained flat at $26.5 million in the third quarter, reflecting the contractual rate in the EMSS Contract.
•Iridium’s U.S. government business ended the quarter with 142,000 subscribers, which compares to 145,000 for the prior-year quarter and 141,000 for the quarter ended June 30,

2023. Government voice and data subscribers decreased 2% from the year-ago period to 61,000 as of September 30, 2023. Government IoT data subscribers decreased 2% year-over-year and represented 57% of government subscribers at quarter-end.

Equipment
•Equipment revenue was $20.4 million in the third quarter, down 27% compared to $28.0 million in the prior-year quarter.
•For full year 2023, the Company expects equipment sales to be lower than 2022’s record level.

Engineering & Support
•Engineering and support revenue was $25.2 million during the third quarter, compared to $17.1 million in the prior-year quarter, primarily due to a rise in government activity.
•The Company expects engineering and support revenue in 2023 to be higher than 2022 primarily due to the full year impact of the Space Development Agency contract, which was granted in mid-2022.

Capital expenditures were $12.0 million for the third quarter, including $1.1 million in capitalized interest. The Company ended the third quarter with gross debt of $1.5 billion and a cash and cash equivalents balance of $67.9 million, for a net debt balance of $1.4 billion, representing net leverage of 3.1 times OEBITDA.

Iridium paid its third dividend of $0.13 per common share on September 29, 2023. Dividends through the third quarter of 2023 have resulted in a total of $48.8 million in payments to stockholders.

During the quarter, the Company repurchased approximately 1.4 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $73.8 million. As of September 30, 2023, $385.7 million remained available and authorized for repurchase under this program through December 31, 2025.

In September, Iridium completed the refinance of its credit facility. The new facility extends Iridium’s debt maturity to September 2030 and reduces the interest rate by 10 basis points, which will reduce interest costs by $1.5 million in the first year.

2023 Outlook
The Company updated its full-year 2023 outlook:
•Total service revenue growth of approximately 10% for full-year 2023. Total service revenue for 2022 was $534.7 million.
•Full-year 2023 OEBITDA of between $460 million and $465 million. OEBITDA for 2022 was $424.0 million.
•Negligible cash taxes in 2023. Cash taxes are expected to be negligible through 2024.

•Net leverage of approximately 3.0 times OEBITDA at the end of 2023, assuming the payment of four quarters of dividends and completion of expected share repurchases. Net leverage was 3.2 times OEBITDA at December 31, 2022.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, income (loss) on equity method investments, net, and share-based compensation expenses. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2023 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net income (loss)	$(1,642)	$2,149	$(22,608)	$9,530
Interest expense, net	34,660	17,632	71,273	46,989
Income tax (benefit) expense	(6,009)	(2,053)	(16,673)	1,013
Depreciation and amortization	76,825	76,397	267,213	227,739
Share-based compensation	15,943	13,716	45,500	31,721
Loss on equity method investments	1,489	—	4,321	—
Operational EBITDA	$121,266	$107,841	$349,026	$316,992

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, October 19, 2023. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, net leverage and cash taxes for 2023; cash taxes through 2024; anticipated equipment sales and engineering and support service revenue for 2023; expected cash flow; amount and timing of share repurchases, the payment of dividends, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on February 16, 2023, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended September 30,
	2023	2022
Revenue
Service revenue
Commercial	$125,450	$112,477
Government	26,500	26,500
Total service revenue	151,950	138,977
Subscriber equipment	20,422	27,959
Engineering and support service	25,230	17,124
Total revenue	197,602	184,060
Operating expenses
Cost of services (exclusive of depreciation and amortization)	41,394	34,378
Cost of subscriber equipment sales	12,823	18,406
Research and development	5,037	4,865
Selling, general and administrative	33,368	32,140
Depreciation and amortization	76,825	76,397
Total operating expenses	169,447	166,186
Operating income	28,155	17,874
Other expense, net
Interest expense, net	(34,660)	(17,632)
Other income (expense), net	343	(146)
Total other expense, net	(34,317)	(17,778)
Income (loss) before income taxes	(6,162)	96
Income tax benefit	6,009	2,053
Loss on equity method investments	(1,489)	—
Net income (loss)	$(1,642)	$2,149
Operational EBITDA	$121,266	$107,841

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Nine Months Ended September 30,
	2023	2022
Revenue
Service revenue
Commercial	$356,941	$318,447
Government	79,500	79,500
Total service revenue	436,441	397,947
Subscriber equipment	89,474	95,462
Engineering and support service	70,068	33,789
Total revenue	595,983	527,198
Operating expenses
Cost of services (exclusive of depreciation and amortization)	113,431	83,796
Cost of subscriber equipment sales	56,075	60,382
Research and development	14,541	10,470
Selling, general and administrative	109,391	86,905
Depreciation and amortization	267,213	227,739
Total operating expenses	560,651	469,292
Operating income	35,332	57,906
Other expense, net
Interest expense, net	(71,273)	(46,989)
Other income (expense), net	981	(374)
Total other expense, net	(70,292)	(47,363)
Income (loss) before income taxes	(34,960)	10,543
Income tax benefit (expense)	16,673	(1,013)
Loss on equity method investments	(4,321)	—
Net income (loss)	(22,608)	9,530
Operational EBITDA	$349,026	$316,992

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$56,188	$50,256	12%	$163,593	$143,621	14%
IoT data(2)	38,460	33,786	14%	104,971	92,857	13%
Broadband(3)	15,782	13,589	16%	43,258	37,200	16%
Hosted payload and other data service(4)	15,020	14,846	1%	45,119	44,769	1%
Total commercial service revenue	125,450	112,477	12%	356,941	318,447	12%
Government service revenue(5)	26,500	26,500	—%	79,500	79,500	0%
Total service revenue	151,950	138,977	9%	436,441	397,947	10%
Subscriber equipment	20,422	27,959	-27%	89,474	95,462	-6%
Engineering and support(6)
Commercial	1,881	1,783	5%	9,304	4,280	117%
Government	23,349	15,341	52%	60,764	29,509	106%
Total engineering and support	25,230	17,124	47%	70,068	33,789	107%
Total revenue	$197,602	$184,060	7%	$595,983	$527,198	13%
Operational EBITDA
Operational EBITDA	$121,266	$107,841	12%	$349,026	$316,992	10%
Other
Capital expenditures(7)	$11,998	$13,738		$57,285	$44,756
Net debt(8)	$1,432,123	$1,389,998
Cash, cash equivalents and marketable securities	$67,877	$218,762
Term Loan, gross	$1,500,000	$1,608,750
Deferred financing costs	(18,076)	(19,724)
Term Loan, net	$1,481,924	$1,589,026
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the sum of the gross Term Loan and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of September 30,
	2023	2022	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	410	401	2%
IoT data	1,667	1,412	18%
Broadband (3)	16.5	14.7	12%
Total commercial voice and data, IoT data and Broadband service	2,094	1,828	15%
Government
Voice and data and IoT data service
Voice and data	61	62	-2%
IoT data	81	83	-2%
Total government voice and data and IoT data service	142	145	-2%
Total billable subscribers	2,236	1,973	13%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	5	7	-29%	13	31	-58%
IoT data	89	89	0%	219	219	0%
Broadband	0.4	0.6	(33)%	1.5	1.5	0%
Total commercial voice and data, IoT data and Broadband service	94	97	-3%	233	251	-7%
Government
Voice and data and IoT data service
Voice and data	1	—	NM	1	(3)	133%
IoT data	—	1	-100%	2	1	100%
Total government voice and data and IoT data service	1	1	0%	3	(2)	250%
Total net billable subscriber additions	95	98	-3%	236	249	-5%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
ARPU (2) (4)
Commercial
Voice and data	$46	$42	10%	$45	$41	10%
IoT data	$7.90	$8.24	-4%	$7.49	$7.92	-5%
Broadband	$322	$315	2%	$305	$297	3%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.